Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Annual Report on Form 10-K of our report dated March 31, 2026, relating to the consolidated financial statements of Infleqtion, Inc. (f/k/a Churchill Capital Corp X) as of December 31, 2025 and 2024 and for the years then ended, which is contained in this Annual Report on Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York

March 31, 2026